ADDENDUM TO SALES CONTRACT

Date: 1/3/2023

This Addendum is a part of the Agreement on the Property located at

5523 Torri Park Dr, Cottondale, AL 35453 United States

and dated 12/20/2022 between the undersigned Purchaser(s) and the undersigned Seller(s).

Seller shall be required to provide the written ACC approval of the improvements on the property or warrant. The improvements on the property are in compliance with the CCR's prior to or at closing.

[redacted]

Purchaser

Purchaser

Witness

[redacted]

01/03/2023 4:50 PM PST

Date